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                                                                  EXHIBIT 8.1.4.

Morgan Beaumont, Inc. Announces Letter of Intent with The Urban Network Wednesday September 1, 2004 12:11 pm ET

SARASOTA, Fla.--(BUSINESS WIRE)--Sept. 1, 2004--Morgan Beaumont, Inc., a premier provider of Stored Value and Debit Card Solutions announced today that it has signed a letter of intent with The Urban Network, a media company, to utilize Morgan's POS software and national cash loading network to offer Stored Value and Debit Cards to The Urban Network customers.

Through this agreement, The Urban Network will be able to offer Stored Value and Debit Cards to its customer base, focusing on programs that have powerful brand name recognition.

"Morgan Beaumont is delighted to be working with The Urban Network to offer their enormous customer base convenient, personalized financial products and services," commented Morgan Beaumont CEO, Cliff Wildes.

Miller London CEO/Publisher of the Urban Network said, "We are looking forward to our relationship with Morgan Beaumont and what this will mean to our customer and client base. This is just another part of our ability to service our constituents."

Morgan Beaumont, Inc. (OTCBB:MBEU - News) is a Technology Solutions Company located in Sarasota Florida. Morgan is one of the premier providers of Stored Value and Debit Card Solutions in the United States. The company has developed POS and PC based software that connects merchants with multiple Stored Value Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. The company also has a national network of Stored Value and Debit Card load stations located throughout the United States. To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com.

The Urban Network is a media company based in Los Angeles. The Urban Network is one of the premier publication and online portal that bridges the entire urban community and its lifestyle, and reaches over 10 million African Americans and 3 million Hispanic Americans. The Urban Network includes print media, internet radio stations, online media, an annual industry conference, an industry music guide, and email newsletter, and the Urban Network Rewards and Credit Cards. For more information, go to http://www.urbannetwork.com.